Nicor Inc.
                                                                   Form 8-K
                                                                   Exhibit 99.1



FOR IMMEDIATE RELEASE            FOR MORE INFORMATION
November 1, 2005                 Financial Contact:  Mark Knox, re: N-948
                                                     630 388-2529

                                 Media Contact:      Don Ingle
                                                     630 388-2939

NICOR ANNOUNCES THIRD-QUARTER RESULTS AND UPDATES EARNINGS GUIDANCE

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported preliminary third-quarter 2005 net loss, operating income and a diluted loss per common share of $2.7 million, $0.6 million and $.06, respectively. This compares to third-quarter 2004 net loss, operating loss and diluted loss per common share of $11.6 million, $9.6 million and $.26, respectively.

Third-quarter 2005 earnings reflect higher operating results in the company's gas distribution and shipping businesses and lower corporate costs, which more than offset lower operating results in the company's other energy-related ventures.

For the nine months ended September 30, 2005, preliminary net income, operating income and diluted earnings per common share were $74.4 million, $128.4 million and $1.67, respectively. This compares to net income, operating income and diluted earnings per common share for the same period in 2004 of $27.5 million, $57.8 million and $0.62, respectively.

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Both year-to-date periods were impacted by noteworthy items. 2005 financial results for the nine-month period include the effects of D&O insurance recoveries, including earnings thereon, net of a shareholder derivative settlement announced on January 25, 2005. The insurance recoveries were received in connection with the aforementioned derivative settlement and a securities class action settlement announced in April 2004. These net recoveries totaled approximately $29.9 million pretax ($.41 per share after tax). Absent these impacts, 2005 nine-month results would have been $1.26 per share. 2004 financial results for the nine-month period included the $38.5 million pretax litigation charge ($.52 per share after tax) relating to the settlement of the securities class action (absent this charge, 2004 nine-months results would have been $1.14 per share).

Earnings for the 2005 nine-month period were increased as a result of the aforementioned D&O insurance recoveries, net of the cost of the shareholder derivative settlement; and the absence of last year's litigation settlement charge. 2005 earnings for the nine-month period also reflect higher operating results in the company's shipping business and lower corporate costs, which more than offset lower operating results in the company's gas distribution business and other energy-related ventures.

"Overall, 2005 operating results are improved from what we expected earlier in the year, reflecting the results of actions we have been taking to improve our performance," said Russ M. Strobel, Nicor's chairman, president and chief executive officer. "Our gas distribution business, although still negatively impacted by cost pressures, recently received a base rate increase that will take effect in the fourth quarter. Also, our shipping business continues its outstanding performance. Our other energy ventures' reported results, while negatively impacted by fair value accounting adjustments, are economically performing in-line with our earlier expectations."

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Details regarding 2005 third-quarter and nine-months-ended financial results compared to 2004 follow:

o Gas distribution operating income in the third quarter increased to $0.4 million from a loss of $2.6 million in 2004. The quarter increase is due primarily to:
   - Lower operating and maintenance costs ($4.3 million) due primarily to lower legal costs and the absence of an adjustment related to customer reimbursements recorded in 2004.
   - Partially offsetting lower operating and maintenance costs was higher depreciation ($1.4 million).

   For the nine months ended September 30, 2005, gas distribution operating income decreased to $71.9 million from $86.7 million in 2004. The year-to-date decline is due primarily to:
   - Higher operating and maintenance costs ($4.5 million) including the impact of higher bad debt expense, labor and benefit-related costs, increased natural gas and fuel costs to operate company equipment and facilities, and higher information technology-related costs, partially offset by lower net legal and claims costs and the absence of an adjustment related to customer reimbursements recorded in 2004;
   - Lower property sale gains ($5.3 million); and
   - Higher depreciation ($4.1 million).

o Shipping operating income increased in the 2005 third quarter to $9.4 million from $5.1 million in 2004. For the nine months ended September 30, 2005, shipping operating income increased to $31.9 million from $16.2 million in 2004. Improvements for both the quarter and nine-month periods in 2005 were due primarily to increased volumes shipped and higher average rates.

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o  Other energy ventures operating loss in the 2005 third quarter increased to
   $11.7 million from a loss of $9.5 million in 2004 due primarily to lower operating results in the company's wholesale natural gas marketing business. For the nine months ended September 30, 2005, other energy ventures operating loss increased to $8.6 million from a loss of $1.2 million in 2004 due primarily to lower operating results in the company's wholesale natural gas marketing business, partially offset by higher operating results in the company's retail energy-related products and services businesses.

   Lower operating results in the company's wholesale natural gas marketing business for the 2005 third quarter and year-to-date periods are due to the negative impacts of required fair value accounting adjustments for derivatives used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the sale of natural gas in storage. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged.

o Third-quarter 2005 corporate results included an insurance recovery of $2.6 million pretax related to previously incurred legal expenses. Corporate 2005 nine-month results included that insurance recovery, as well as previously discussed net recoveries of $29.9 million pretax recorded in the first and second quarters. 2005 third-quarter and nine-month financial results were also favorably impacted by lower pretax corporate legal expenses; and higher pretax equity investment and net interest income.

o A $38.5 million pretax charge recorded in the first quarter 2004 associated with the agreement to settle securities class action litigation announced in April 2004 significantly reduced 2004 corporate nine-month financial results.

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Regulatory Update

On September 30, 2005, the company announced that its gas distribution business, Nicor Gas, received approval from the Illinois Commerce Commission (ICC) for a $54.2 million base rate increase. On the same day, Nicor Gas filed tariffs that it believed complied with the ICC's order. However, the Chief Clerk of the ICC purported to reject those tariff sheets as not in compliance with the ICC order. On October 4, 2005, Nicor Gas filed revised tariffs that were accepted by the Chief Clerk of the ICC, which would result in a base rate increase of approximately $48.8 million. On October 5, 2005, Nicor Gas also filed a motion requesting a ruling from the ICC that the original tariffs filed on September 30, 2005, complied with the ICC's rate order. Because the order shifts certain revenues and credits between base rates and Nicor Gas' purchase gas adjustment rider, the company estimates that the actual annual net revenue increase will be about $29.3 million under the tariffs that have been placed into effect, and $34.7 million if Nicor Gas' motion is granted. Certain parties, including the company, have filed applications for rehearing regarding the ICC's rate order.

2005 Earnings Guidance

The company also announced that it has raised its 2005 diluted earnings per common share to be in the range of $2.50 to $2.70 from $2.30 to $2.50 per share provided at the end of the second quarter. The company's estimate reflects consideration of 2005 nine-month reported financial results and the impact on the company's gas distribution segment of the recently approved base rate increase by the ICC, based on the revised tariffs filed October 4, 2005.

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The estimate excludes, among other things: potential impacts, if any, associated with the tariff motion and applications for rehearing related to the ICC's rate order; additional variability in earnings due to fair value accounting adjustments in the wholesale natural gas marketing business that could occur because of volatility in the natural gas markets; potential benefits due to the American Jobs Creation Act of 2004; and any future impacts associated with the ICC's performance-based rate plan/purchase gas adjustment review or other contingencies. While these items could materially affect 2005 earnings, they are not currently estimable. The company's 2005 estimate assumes normal weather for the remainder of the year.

The company will provide updates to annual earnings guidance only as part of its quarterly and annual earnings releases.

Conference Call

As previously announced, the company will hold a conference call to discuss its third quarter 2005 financial results and 2005 outlook. The conference call will be held this morning, Tuesday, November 1, 2005 at 8:30 a.m. central, 9:30 a.m. eastern time. To hear the conference call live, please logon to Nicor's corporate Web site at www.nicor.com, choose "Investor" and then select the webcast icon on the Overview page. A replay of the call will be available until 11:00 a.m. central time, Tuesday, November 15, 2005. To access the recording, call 1-888-286-8010, or 1-617-801-6888 for callers outside the United States, and enter reservation number 47763568. The call will also be archived on Nicor's corporate Web site for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor's 500 Index. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.
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Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," "ultimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and U.S. Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

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Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------
Unaudited (millions, except per share data)

                                      Three months ended    Nine months ended
                                         September 30          September 30
                                      ------------------  ----------------------
                                        2005      2004       2005        2004
                                      --------  --------  ----------  ----------
Operating revenues                    $ 336.0   $ 299.9   $ 2,000.2   $ 1,845.1
                                      --------  --------  ----------  ----------

Operating expenses
   Gas distribution
      Cost of gas                       134.9     118.4     1,202.3     1,111.1
      Operating and maintenance          51.0      55.3       178.4       173.9
      Depreciation                       38.6      37.2       115.9       111.8
      Taxes, other than income taxes     16.6      17.1       124.0       120.8
      Mercury-related costs
        (recoveries), net                  .1       (.3)         .3         (.2)
      Property sale gains                 (.1)        -         (.2)       (5.5)
   Shipping                              82.5      68.1       242.8       197.1
   Other energy ventures                 20.9      19.2        98.3        96.1
   Litigation charges
     (recoveries), net                      -         -       (29.9)       38.5
   Other corporate expenses
     and eliminations                    (9.1)     (5.5)      (60.1)      (56.3)
                                      --------  --------  ----------  ----------
                                        335.4     309.5     1,871.8     1,787.3
                                      --------  --------  ----------  ----------

Operating income (loss)                    .6      (9.6)      128.4        57.8
Interest expense, net of amounts
  capitalized                            10.6      10.8        32.8        30.3
Net equity investment income              2.9       1.1         6.8         4.0
Net other income                          1.5        .7         4.7         2.0
                                      --------  --------  ----------  ----------
Income (loss) before income taxes        (5.6)    (18.6)      107.1        33.5

Income tax (benefit) expense             (2.9)     (7.0)       32.7         6.0
                                      --------  --------  ----------  ----------

Net income (loss)                        (2.7)    (11.6)       74.4        27.5
Dividends on preferred stock                -         -           -           -
                                      --------  --------  ----------  ----------

Earnings (loss) applicable to
  common stock                        $  (2.7)  $ (11.6)  $    74.4   $    27.5
                                      ========  ========  ==========  ==========

Average shares of common stock
  outstanding
   Basic                                 44.2      44.1        44.1        44.0
   Diluted                               44.5      44.1        44.4        44.3

Earnings (loss) per average share
  of common stock
   Basic                              $  (.06)  $  (.26)  $    1.69   $     .62
   Diluted                            $  (.06)  $  (.26)  $    1.67   $     .62


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Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
--------------------------------
Unaudited (millions, except per share data)

                                      Three months ended    Nine months ended
                                         September 30          September 30
                                      ------------------  ----------------------
                                        2005      2004       2005        2004
                                      --------  --------  ----------  ----------

Operating revenues
    Gas distribution                  $ 241.5   $ 225.1   $ 1,692.6   $ 1,598.6
    Shipping                             91.9      73.2       274.7       213.3
    Other energy ventures                 9.2       9.7        89.7        94.9
    Corporate and eliminations           (6.6)     (8.1)      (56.8)      (61.7)
                                      --------  --------  ----------  ----------
                                      $ 336.0   $ 299.9   $ 2,000.2   $ 1,845.1
                                      ========  ========  ==========  ==========

Operating income (loss)
    Gas distribution                  $    .4   $  (2.6)  $    71.9   $    86.7
    Shipping                              9.4       5.1        31.9        16.2
    Other energy ventures               (11.7)     (9.5)       (8.6)       (1.2)
    Corporate and eliminations            2.5      (2.6)       33.2       (43.9)
                                      --------  --------  ----------  ----------
                                      $    .6   $  (9.6)  $   128.4   $    57.8
                                      ========  ========  ==========  ==========

Net income (loss) applicable to
  common stock                        $  (2.7)  $ (11.6)  $    74.4   $    27.5
                                      ========  ========  ==========  ==========

Average shares of common stock
  outstanding
   Basic                                 44.2      44.1        44.1        44.0
   Diluted                               44.5      44.1        44.4        44.3

Earnings (loss) per average share
  of common stock
   Basic                              $  (.06)  $  (.26)  $    1.69   $     .62
   Diluted                            $  (.06)  $  (.26)  $    1.67   $     .62